CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-231398 on Form S-8 of our reports dated February 6, 2020, relating to the financial statements of DHI Group, Inc. and the effectiveness of DHI Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 6, 2020